EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-118647, 333-48969, 333-24621 and 333-176241 of Health Net, Inc. on Form S-8 of our report dated June 22, 2012, relating to the financial statements of Health Net, Inc. 401(k) Savings Plan (the “Plan”), appearing on the Annual Report on Form 11-K of the Plan for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Los Angeles, California
June 22, 2011